AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 12, 2025, by and between Gemini Merger Sub, LLC, a Nevada limited liability company (“Merger Sub”), Gemini Space Station, LLC, a Nevada limited liability Company (“GSS LLC”), and Gemini Space Station, Inc., a Nevada corporation (“GSS” and, together with Merger Sub and GSS LLC, the “Parties”, and each a “Party”).

RECITALS
WHEREAS, GSS LLC is a limited liability company duly organized and validly existing under the laws of the State of Nevada;
WHEREAS, Merger Sub is a limited liability company duly organized and validly existing under the laws of the State of Nevada;
WHEREAS, the Parties desire that Merger Sub merge with and into GSS LLC with GSS LLC being the surviving entity (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with Sections 92A.100 and 92A.150 of the Nevada Revised Statutes (the “NRS”);
WHEREAS, GSS, the direct parent of GSS LLC, is the holder of a 100% member’s interest in Merger Sub (the “Merger Sub Interest”).
WHEREAS, GSS, in its capacity as the sole member of Merger Sub, has determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of Merger Sub and GSS and has approved this Agreement and the transactions contemplated hereby;
WHEREAS, the board of managers and the members of GSS LLC holding the majority of the Series FF Units of GSS LLC have, in accordance with the Amended and Restated Operating Agreement of GSS LLC, dated as of August 14, 2025 (as may be further supplemented, amended or restated in accordance with its terms, the “Operating Agreement”), determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of GSS LLC and its members and have approved this Agreement and the transactions contemplated hereby;
WHEREAS, the board of directors of GSS has determined that this Agreement and the transactions contemplated by this Agreement, including issuance of shares of its capital stock to the members of GSS LLC as set forth in Section 1.2(b)(ii) and (iii) below, are advisable and in the best interests of GSS and its stockholders and has approved this Agreement and the transactions contemplated hereby;
WHEREAS, as part of the series of restructuring transactions in connection with the underwritten initial public offering of GSS (the “IPO”), Gemini Astronaut Corps, LLC intends to merge with and into GSS (the “Astro Merger”);
WHEREAS, as part of the series of restructuring transactions in connection with the IPO, each of Morgan Creek Gemini SPV, Inc., a Delaware corporation (“Morgan Creek”), PGF Blocker Holdings LLC, a Delaware limited liability company (“PGF”), Gemini MVP Blocker, Inc., a Delaware corporation (“MVP”), DraperDragon DAF II Blocker, LLC, a Delaware limited liability company (“DraperDragon”), Boost Cockroach Gemini, Inc., a Delaware corporation (“Boost”), Helium-3 Gemini, Ltd., a Delaware Corporation (“Helium”), 10T DAE G Blocker, LLC, a Delaware limited liability company (“10T DAE”), 10T G Co-Invest Blocker, LLC a Delaware limited liability company (“10T G”) and Tessera Venture Partners Fund II, Inc., a Delaware Corporation (“Tessera” and together with Morgan Creek, PGF, MVP, DraperDragon, Boost, Helium, 10T DAE and 10T G each a “Blocker” and collectively, the “Blockers”) intends to merge with and into GSS (the “Blocker Mergers,” and together with the Merger and the Astro Merger, the “Gemini Mergers”);

WHEREAS, GSS LLC is party to the following financing arrangements with Winklevoss Capital Fund, LLC, a Delaware limited liability company (“WCF”): (a) $50,000,000 Convertible Promissory Note, dated September 15, 2023, and $50,000,000 Convertible Promissory Note, dated December 27, 2023, issued by GSS LLC to WCF pursuant to a convertible note purchase agreement, dated September 15, 2023; (b) $54,671,310 Convertible Promissory Note, dated November 22, 2023, and $45,328,690 Convertible Promissory Note, dated March 1, 2024, issued by GSS LLC to WCF pursuant to a convertible note purchase agreement, dated November 22, 2023; (c) Term Loan Agreement, dated as of May 16, 2024, between GSS LLC and WCF, as amended pursuant to Amendment No. 1, dated as of January 23, 2025; and (d) Term Loan Agreement, dated as of January 23, 2025, between GSS LLC and WCF (collectively, the “WCF Financings”); and
WHEREAS, for U.S. federal income tax purposes, the Parties intend that (a) the Merger be treated as a contribution by the unitholders of GSS LLC (other than GSS) of their Units (as defined in the Operating Agreement) to GSS in exchange for Class A Common Stock (as defined below) and Class B Common Stock (as defined below), and (b) taking into account the Gemini Mergers, the Merger qualifies as part of an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, in consideration of the premises, and of the mutual agreements and covenants contained herein, the Parties hereby agree as follows:
ARTICLE I
ARTICLE IIThe Merger; Effective Time
2.1    The Merger. At the Effective Time, Merger Sub shall be merged with and into GSS LLC and the separate existence of Merger Sub shall thereupon cease. GSS LLC shall be the surviving entity in the Merger (the “Surviving Entity”) and shall continue to be a limited liability company governed by the NRS, and the separate existence of GSS LLC (as the Surviving Entity), with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.
2.2    Effects of Merger.
(a)The Merger shall have the effects set forth in NRS 92A.250(1). At the Effective Time, all (i) rights, privileges, powers and franchises of Merger Sub and GSS LLC (subject to all the restrictions, disabilities and duties of Merger Sub and GSS LLC, respectively), (ii) assets, property, real, personal and mixed, belonging to Merger Sub and GSS LLC and (iii) debts due to Merger Sub and GSS LLC on whatever account shall succeed to, be vested in and become the property of the Surviving Entity without any further act or deed as they were of Merger Sub and GSS LLC, respectively.
(b)As a result of the Merger, at the Effective Time, (i) the Merger Sub Interest shall cease to exist, GSS shall cease to have any rights as a member of Merger Sub, and GSS shall receive a 100% member’s interest in the Surviving Entity; (ii) the Units held by all members of GSS LLC shall cease to exist, such members and unitholders (except as set forth in romanette (iii) of this paragraph) shall cease to have any rights as members or unitholders of GSS LLC, and such members shall receive (x) shares of Class A common stock, par value $0.001 per share, of GSS (the “Class A Common Stock”), and/or (y) shares of Class B common stock, par value $0.001 per share, of GSS (the “Class B Common Stock”); and (iii) Cameron Winklevoss and Tyler Winklevoss, as members and unitholders of GSS LLC, shall forfeit their Series FF Units of GSS LLC, such Series FF Units of GSS LLC shall cease to exist, and in exchange therefor, WCF shall receive Class B Common Stock, in the case of each of romanettes (i), (ii) and (iii) above, as set forth on Schedule 1.
(c)As a result of the Merger, which constitutes consummation of a “Qualifying Public Company Event” (as defined in the Operating Agreement), WCF will receive a specified number of shares of Class B Common Stock pursuant to WCF’s automatic conversion rights set forth in the WCF Financings, at which time the applicable obligations of GSS LLC under the WCF Financings (the “Converted Obligations”) will cease to exist, and WCF shall cease to have any rights as a creditor of GSS LLC in respect of the WCF Financings, except the right to receive shares of Class B Common Stock at the Effective Time, as set forth on Schedule 1.
2.3    Filings. The authorized officers, representatives, employees or agents of each of the Parties shall take all actions as may be required for effectuating the Merger, including without limitation, signing articles of merger in the form prescribed by NRS 92A.207 and signed in accordance with NRS 92A.230 (the “Articles of Merger”) and filing the Articles of Merger with the Nevada Secretary of State.

2.4    Effective Time. The Merger shall be effective at such time as the Articles of Merger are filed with the Nevada Secretary of State, or at such later date and/or time as the Parties shall agree and specify in the Articles of Merger in accordance with the NRS (the date and time of such filing, or such later effective date and/or time specified in the Articles of Merger being the “Effective Time”).
ARTICLE III
ARTICLE IVArticles of Organization and Operating Agreement of the Surviving Entity
4.1    Articles of Organization. At the Effective Time, the articles of organization of the Surviving Entity shall be the amended and restated articles of organization attached hereto as Exhibit A.
4.2    Operating Agreement. At the Effective Time, the operating agreement of the Surviving Entity shall be the amended and restated operating agreement attached hereto as Exhibit B.
ARTICLE V
ARTICLE VIRepresentations and Warranties
6.1    Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other that, as of the date hereof:
(a)Organization, Good Standing and Qualification. It is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or in such good standing, or to have such power or authority, would not, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the transactions contemplated by this Agreement;
(b)Authority. It has all necessary corporate or other company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other company action, and no other corporate or other company proceedings on its part to authorize the execution, delivery and performance of this Agreement or to consummate the transactions are so contemplated. This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery hereof by the other Party, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); and
(c)Litigation. There are no civil, criminal or administrative actions, suits, claims, oppositions, disputes, litigations, objections, hearings, arbitrations, mediations, investigations, audit, complaint, charge, governmental inquiry or other proceedings, in each case, brought, conducted or heard by or before, or otherwise involving, any court or other governmental entity or any arbitrator or arbitration panel pending or threatened against or affecting it or any of their respective properties or assets or any of its officers, directors or employees in such capacity before any governmental entity, which would, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement. Neither it nor any of its respective assets, rights or properties is a party to or subject to any judgment of any governmental entity which would, individually or in the aggregate, be reasonably likely to prohibit, prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.
ARTICLE VII
ARTICLE VIIITermination
8.1    Termination by Mutual Consent. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of the Parties.

8.2    Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to Section 4.1, no Party (or any of its members, stockholders or officers) shall have any liability or further obligation to the other Parties to this Agreement.
ARTICLE IX
ARTICLE XMiscellaneous and General
10.1    Modification or Amendment. Subject to applicable laws, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, by mutual written agreement executed and delivered by duly authorized officers or representatives of the respective Parties.
10.2    Counterparts. This Agreement may be executed in any number of counterparts and with electronic signatures, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Electronic transmission of PDF or other copies of signed original signature pages of this Agreement shall have the same effect as delivery of the signed originals.
10.3    Further Actions. Each Party hereby agrees to execute and deliver such further instruments and take such other actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
10.4    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Nevada or any other jurisdiction).
10.5    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.
10.6    Captions. The Article and Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[Signature Page Follows]

    IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above.

GEMINI SPACE STATION, LLC

By:    /s/ Cameron Winklevoss
    Name: Cameron Winklevoss
    Title: President

GEMINI MERGER SUB, LLC
By: Gemini Space Station, Inc., its Sole Member

By:    /s/ Tyler Meade
    Name: Tyler Meade
    Title: Chief Legal Officer
GEMINI SPACE STATION, INC.

By:    /s/ Tyler Meade
    Name: Tyler Meade
    Title: Chief Legal Officer
[Signature Page to Agreement and Plan of Merger between Gemini Merger Sub, LLC and Gemini Space Station, LLC]